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                                                                  Exhibit 99.2


                       HEURISTIC DEVELOPMENT GROUP, INC.


CONTACT:  Ted Lanes
          Chief Financial Officer
          310-546-1065



FOR IMMEDIATE RELEASE



                     HEURISTIC DEVELOPMENT GROUP ANNOUNCES
                     LETTER OF INTENT TO ACQUIRE AUTOSKILL
                          AND SHARE REPURCHASE PROGRAM


LOS ANGELES, CALIFORNIA, AUGUST 11, 1998 - Heuristic Development Group, Inc. ("HDG") (NASDAQ:IFIT) announced today that it has entered into a letter of intent to acquire Autoskill, Inc., a national satellite auto parts locating network. Autoskill's network offers customers the ability to locate auto parts by sending point to multi-point messages to other network subscribers using Autoskill's proprietary software and satellite uplink facilities. Based on audited figures, in 1997 Autoskill generated EBITDA in excess of $660,000 on revenues of approximately $1,450,000.

Under the proposed transaction, HDG would acquire Autoskill for $2.2 million in cash, 500,000 shares of HDG common stock, and three series of HDG preferred stock, which could under certain circumstances be convertible into an aggregate of 4,250,000 shares of HDG common stock. The transaction is expected to close in the fourth quarter of 1998, subject to the negotiation of definitive agreements and the satisfaction of certain conditions, including obtaining the approval of HDG's stockholders and an opinion from an investment banking firm satisfactory to HDG that the transaction is fair to HDG's stockholders.

Upon consummation of the transaction, Jeffrey Rubin and one other person selected by him would join existing HDG directors, Jonathan Seybold, Greg Zink and Brian Wasserman, who would constitute the HDG Board.



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                                                                  Exhibit 99.2


Greg Zink, HDG's Chief Executive Officer, said: "We believe that Autoskill provides an outstanding opportunity for HDG to expand and develop other software based multi-point interactive communication services. Jeff Rubin is a talented executive, and we look forward to him and his team growing the Autoskill operation. HDG intends to continue to seek the license software based products for application to the health and fitness industry."

Additionally, HDG announced that its Board of Directors has authorized a program to repurchase up to 200,000 shares of its common stock. HDG anticipates that depending on market conditions, the shares may be acquired in the open market or in privately negotiated transactions.

Statements in this release which area not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in HDG's filings with the Securities and Exchange Commission.


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